Contact:
Nicholas J. Letizia
Infocrossing, Inc.
201-840-4717
http://nletizia@infocrossing.com/

                AUSTER RESIGNS AS CEO & PRESIDENT OF INFOCROSSING
LEONIA, N.J., November 14 2001 /PRNewswire/ -- Infocrossing, Inc.
(Nasdaq: IFOX), a premier provider of a full range of IT outsourcing services, today announced that Charles F. Auster has resigned as President, CEO, and Director. Mr. Auster had served in these capacities since June 2000.
Zach Lonstein, Chairman, has re-assumed the role of CEO, a position he had held from the founding of the Company in 1984 until the appointment of Mr. Auster. Robert B. Wallach, COO and Director, was named President. Mr. Wallach had been President from 1996 until the appointment of Mr. Auster.
Mr. Lonstein commented, "Our core competency in IT outsourcing will continue to be our primary focus. Chuck was instrumental in broadening our outsourcing solutions to include IP managed services. I am confident that he will continue to build on this success at Infocrossing in his next role." "We staked out a strong position for Infocrossing in the IP managed services market," Mr. Auster said. "Having achieved this goal, the time is ripe for me to apply my network and IP services expertise to the next challenge." Infocrossing has a proven record of accomplishment in providing mission-critical data center services for Global 2000 clients. Its primary services include mainframe and open system outsourcing, remote systems and network management, business process outsourcing, and IT infrastructure consulting.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
                          ---------------------------


Infocrossing, Inc. (IFOX) is a premier provider of a full range of IT outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing, and IT infrastructure consulting. With more than 17 years of experience managing large, mission-critical IT systems, Infocrossing assures the optimal performance, security, reliability and scalability of customers' mainframes, distributed servers and networks, irrespective of where the systems components are located. Infocrossing maintains strategic alliances with leading technology providers, including IBM, Computer Associates, EMC, Sun Microsystems, Intel, and Cisco Systems.


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.